NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media

	Megan Meloni StemCells, Inc. (650) 475-3100, ext. 105	Tim Brons Vida Communication, Inc. (415) 675-7402

STEMCELLS, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS
AND HIGHLIGHTS

PALO ALTO, Calif., August 10, 2010 – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel stem cell therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results and business highlights for the second quarter ended June 30, 2010.

“During the second quarter, we continued to advance the clinical development of our lead product candidate, HuCNS-SC® neural stem cells,” said Martin McGlynn, President and CEO of StemCells, Inc. “Our PMD trial is underway at UCSF and our goal is to complete enrollment by year end. We also expect to initiate our second NCL trial later this year. In addition, we have made progress towards accomplishing our goal of initiating clinical trials in spinal cord injury and age-related macular degeneration in 2011 and 2012, respectively.

“Recognizing that economic and financial conditions remain highly uncertain, we continue to proactively control operating expenses and carefully manage cash resources. This difficult environment underscores the strategic rationale behind our investment in our research tools programs, as they represent nearer term commercial opportunities in the rapidly growing market for research grade cells, media and reagents. In this regard, we are focused on expanding access to global markets for our SC Proven® specialty cell culture products, and on exploring ways to work with the pharmaceutical industry to leverage our stem cell-based drug discovery capabilities.”

Second Quarter Business Highlights

•	In May 2010, we appointed R. Scott Greer to our Board of Directors. Mr. Greer is a successful entrepreneur with a proven track record in developing and growing life sciences companies, and adds more than twenty-five years of life sciences and financial services industry experience to our Board. In addition, we reconstituted the Strategic Transactions Committee, which Mr. Greer chairs, as a standing committee of the Board to provide guidance to and consult with management on various corporate initiatives.

•	In May 2010, we were authorized by the FDA to proceed to a second clinical trial in neuronal ceroid lipofusinosis (NCL, also often referred to as Batten disease), a fatal neurodegenerative disorder in children. This trial is designed to further assess the safety of HuCNS-SC cells in NCL, while also examining the ability of the cells to affect the progression of the disease.

•	In May 2010, the co-principal investigator of our Phase I NCL trial, Nathan Selden, M.D., Ph.D., F.A.C.S., F.A.A.P., gave a feature presentation at the American Association of Neurological Surgeons 2010 Annual Meeting, one of the leading forums for neurosurgeons from around the world, to present and discuss cutting-edge research in the field. In his presentation, Dr. Selden highlighted the positive safety profile of the HuCNS-SC cells and the transplantation procedure shown by the data from both the NCL trial and the ongoing long-term observational study.

•	In June 2010, we announced that newly published independent research demonstrates that our GS2-M™ cell culture media formulation enhances the pluripotency of human embryonic stem (ES) and induced pluripotent stem (iPS) cells. Our GS2-M product has already been shown to enable the derivation and long-term maintenance of mouse iPS cells. With this new application of GS2-M, researchers may now be able to significantly advance human pluripotent stem cell research.

•	In June 2010, three of our scientists made presentations at the International Society for Stem Cell Research (ISSCR) 8th Annual Meeting, which is the preeminent meeting of stem cell experts from public, private, academic, and government institutions from around the world. These presentations highlight our scientific leadership and progress in advancing discoveries to potential commercial applications.

•	In June 2010, we sold seven million shares of our common stock to an institutional investor at a price of $0.865 per share. We received net proceeds, after deducting offering expenses and fees, of approximately $5,700,000. No warrants were issued in this transaction. The institutional investor has agreed to purchase an additional five million shares approximately 12 weeks after the initial purchase, at a price to be calculated using the then-current trading price, although we may elect not to sell the additional shares. No warrants would be issued in connection with the sale of the additional shares.

Second Quarter Financial Results

For the second quarter of 2010, the Company reported a net loss of $4,610,000, or $(0.04) per share, compared with a net loss of $7,366,000, or $(0.07) per share, for the second quarter of 2009. The Company’s net loss in the second quarter of 2010 was reduced by other income of $2,440,000, which was recorded to reflect a decrease in the estimated fair value of warrant liability.

The Company’s loss from operations was $7,051,000 in the second quarter of 2010, which was 7% lower than the loss from operations reported in the first quarter of 2010, reflecting the Company’s continuing focus on cost control. In addition to this quarter-over-quarter decrease in operating loss, the loss from operations in the second quarter of 2010 represents a 5% year-over-year decrease compared to the second quarter of 2009.

Total revenue in the second quarter of 2010 was $244,000, which was a 6% increase compared to total revenue in the first quarter of 2010. This increase was primarily due to a 51% increase in licensing and grant revenue, which offset lower product sales revenue from the Company’s SC Proven® line of specialty cell culture products. Research and development expenses in the second quarter of 2010 were $4,858,000, a decrease of 4% compared to the first quarter of 2010. Selling, general and administrative expenses in the second quarter of 2010 were $2,286,000, a 12% decrease compared to the first quarter of 2010. Total operating expenses declined 7% on a quarter-over-quarter basis and 4% on a year-over-year basis.

Cash and cash equivalents at June 30, 2010 totaled $30,765,000, compared with $38,618,000 at December 31, 2009. For the first six months of 2010, cash used in operations totaled $13,746,000, and the Company raised $7,015,000 in net proceeds through sales of common stock.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of stem cell therapeutics and tools for use in stem cell-based research and drug discovery. In its therapeutic product development programs, StemCells is targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture products under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. The Company has exclusive rights to approximately 55 issued or allowed U.S. patents and over 200 granted or allowed non-U.S. patents. Further information about StemCells is available at www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the prospect and timing associated with completing enrollment in the PMD trial, initiating a second clinical trial in NCL, and initiating clinical trials in spinal cord injury and age-related macular degeneration; the prospect for continued clinical development of the Company’s HuCNS-SC cells in PMD, NCL and in other diseases; the prospect for growth in the Company’s SC Proven business; and the Company’s ability to commercialize drug discovery and drug development tools. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of PMD, NCL or any other disease; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL, PMD or in future clinical trials of proposed therapies for other diseases or conditions; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials in NCL, PMD or in proposed therapies for other diseases or conditions; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

StemCells, Inc.
Unaudited Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2010	2009	2010	2009
Revenue:
Revenue from licensing agreements and grants	$172	$145	$285	$201

Revenue from product sales	72	120	189	121

Total revenue	244	265	474	322

Cost of product sales	25	59	68	60

Gross profit	219	206	406	262

Operating expenses:
Research and development	4,858	5,054	9,896	9,290
Selling, general and administrative	2,286	2,202	4,871	4,741
Wind-down expenses	126	340	291	545

Total operating expenses	7,270	7,596	15,058	14,576

Loss from operations
	(7,051)	(7,390)	(14,652)	(14,314)
Other income (expense):
Realized gain on sale of marketable securities	—	—	—	398
Change in fair value of warrant liability	2,440	102	3,957	(2,653)
Interest income (expense), net	(11)	(21)	(37)	(7)
Other income (expense), net	12	(57)	(2)	(72)

Total other expense, net	2,441	24	3,918	(2,334)

Net loss	$(4,610)	$(7,366)	$(10,734)	$(16,648)

Basic and diluted net loss per share	$(0.04)	$(0.07)	$(0.09)	$(0.17)

Shares used to compute basic and diluted

loss per share	119,905,731	104,776,073	119,435,048	100,436,291

StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

		December 31, 2009
	June 30, 2010	(a )

	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$30,765	$38,618
Marketable securities	125	197
Other current assets	1,228	1,326

Total current assets	32,118	40,141

Property, plant and equipment, net	2,731	2,857
Goodwill and other intangible assets, net	5,007	5,667
Other assets, non-current	2,538	2,525

Total assets	$42,394	$51,190

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	4,925	6,530
Fair value of warrant liability	5,720	9,677
Other non-current liabilities	3,787	4,488
Stockholders’ equity	27,962	30,495
Total liabilities and stockholders’ equity	$42,394	$51,190

(a)	Derived from audited financial statements included in StemCells’ annual report on form 10-K filed with the SEC.